Employment Agreement
This Employment Agreement (this “Agreement”) is made as of September 4, 2018 (the “Effective Date”) by and between Scientific Games Corporation, a Nevada corporation (the “Company”), and James Sottile (“Executive”).
WHEREAS, the Company and Executive wish to enter into this Agreement setting forth terms and conditions of Executive’s employment.
NOW, THEREFORE, in consideration of the premises and mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Executive, the parties agree as follows.
1.Employment; Term. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth in this Agreement. This term of employment of Executive under this Agreement (the “Term”) shall be the period commencing on the Effective Date and ending on August 31, 2021, as may be extended in accordance with this Section 1 and subject to earlier termination in accordance with Section 4. The Term shall be extended automatically without further action by either party by one (1) additional year (added to the end of the Term), and then on each succeeding annual anniversary thereafter, unless either party shall have given written notice to the other party prior to the date which is sixty (60) days prior to the date upon which such extension would otherwise have become effective electing not to further extend the Term, in which case Executive’s employment shall terminate on the date upon which such extension would otherwise have become effective, unless earlier terminated in accordance with Section 4.
2.    Position and Duties. During the Term, Executive will serve as EVP & Chief Legal Officer of the Company and as an officer or director of any subsidiary or affiliate of the Company if elected or appointed to such positions, as applicable, during the Term. In such capacities, Executive shall perform such duties and shall have such responsibilities as are normally associated with such positions, and as otherwise may be assigned to Executive from time to time by the Company’s President and Chief Executive Officer or upon the authority of the board of directors of the Company (the “Board”). Subject to Section 4(e), Executive’s functions, duties and responsibilities are subject to reasonable changes as the Company may in good faith determine from time to time. Executive hereby agrees to accept such employment and to serve the Company and its subsidiaries and affiliates to the best of Executive’s ability in such capacities, devoting all of Executive’s business time to such employment.
3.    Compensation.
(a)    Base Salary. During the Term, Executive will receive a base salary of six hundred thousand U.S. dollars (US$600,000) per annum (pro-rated for any partial year), payable in accordance with the Company’s regular payroll practices and subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive. In the event that the Company, in its sole discretion, from time to time determines to increase Executive’s base salary, such increased amount shall, from and after the effective date of such increase, constitute the “base salary” of Executive for purposes of this Agreement.

(b)    Incentive Compensation.  Executive shall have the opportunity annually to earn incentive compensation (“Incentive Compensation”) during the Term in amounts determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion in accordance with the applicable incentive compensation plan of the Company as in effect from time to time (the “Incentive Compensation Plan”). Under such Incentive Compensation Plan, Executive shall have the opportunity annually to earn up to 75% of Executive’s base salary as Incentive Compensation at “target opportunity” (“Target Bonus”) on the terms and subject to the conditions of such Incentive Compensation Plan (any such Incentive Compensation to be subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive). Executive’s 2018 Incentive Compensation will be pro-rated based on the number of days he works during 2018.
(c)    Eligibility for Annual Equity Awards.  During the Term, Executive shall be eligible to receive an annual grant of stock options, restricted stock units or other equity awards with a grant date fair value equal to approximately 125% of Executive’s base salary, as measured in accordance with the Company’s standard practices of measuring equity value, and in accordance with the applicable plans and programs of the Company for executives of the Company and subject to the Company’s right to at any time amend or terminate any such plan or program, so long as any such change does not adversely affect any accrued or vested interest of Executive under any such plan or program. Executive will be eligible for an annual equity award for 2018 but it will be pro-rated based on the number of days he is employed during 2018.
(d)    Expense Reimbursement. Subject to Section 3(f), during the Term the Company shall reimburse Executive for all reasonable and necessary travel and other business expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement, on a timely basis upon timely submission by Executive of vouchers therefor in accordance with the Company’s standard policies and procedures.
(e)    Employee Benefits. During the Term, Executive shall be entitled to participate, without discrimination or duplication, in any and all medical insurance, group health, disability, life insurance, accidental death and dismemberment insurance, 401(k) or other retirement, deferred compensation, stock ownership and such other plans and programs which are made generally available by the Company to similarly situated executives of the Company in accordance with the terms of such plans and programs and subject to the right of the Company (or its applicable affiliate) to at any time amend or terminate any such plan or program. Executive shall be entitled to paid time off, holidays and any other time off in accordance with the Company’s policies in effect from time to time.
(f)    Taxes and Internal Revenue Code 409A. Payment of all compensation and benefits to Executive under this Agreement shall be subject to all legally required and customary withholdings. The Company makes no representations or warranties and shall have no responsibility regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations (“Section 409A”). Section 409A governs plans and arrangements that provide “nonqualified deferred compensation” (as defined under the Code) which may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements. The Company reserves the right to pay compensation and provide benefits under this Agreement (including under Section 3 and Section 4) in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A. In addition, in the event any benefits or amounts paid to Executive hereunder are deemed to be subject to Section 409A, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with

Section 409A (including delaying payment until six (6) months following termination of employment). To the extent any payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits may be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payments or other benefits shall be restructured, to the extent permissible under Section 409A, in a manner determined by the Company that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute deferred compensation under Section 409A, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.
(g)    Sign-On Award. As an incentive to join the Company, within ten (10) days of the Effective Date, Executive will receive an award of restricted stock units (“Sign-On RSUs”) with a value equal to $200,000.00. Such award will be made under the SGC 2003 Incentive Compensation Plan, as amended and restated (or any successor plan) (the “Plan”), pursuant to an equity award agreement to be provided by the Company and entered into by and between Company and Executive (the “Equity Award Agreement”). The Equity Award Agreement shall provide that one-third (1/3) of the Sign-On RSUs will vest on August 31, 2019, one-third (1/3) of the Sign-On RSUs will vest on August 31, 2020 and one-third (1/3) of the Sign-On RSUs will vest on August 31, 2021.
(h)    Relocation Benefits. Executive will receive the Company’s executive level relocation benefits, including twelve (12) months of temporary furnished housing and utilities, provided through the Company’s relocation provider.
4.    Termination of Employment. Executive’s employment may be terminated at any time prior to the end of the Term under the terms described in this Section 4, and the Term shall automatically terminate upon any termination of Executive’s employment. For purposes of clarification, except as provided in Section 5.6, all stock options, restricted stock units and other equity-based awards will be governed by the terms of the plans, grant agreements and programs under which such options, restricted stock units or other awards were granted on any termination of the Term and Executive’s employment with the Company.
(a)    Termination by Executive for Other than Good Reason. Executive may terminate Executive’s employment hereunder for any reason or no reason upon 60 days’ prior written notice to the Company referring to this Section 4(a); provided, however, that a termination by Executive for “Good Reason” (as defined below) shall not constitute a termination by Executive for other than Good Reason pursuant to this Section 4(a). In the event Executive terminates Executive’s employment for other than Good Reason, Executive shall be entitled only to the following compensation and benefits (the payments set forth in Sections 4(a)(i) – 4(a)(iii), collectively, the “Standard Termination Payments”):
(i)    any accrued but unpaid base salary for services rendered by Executive to the date of such termination, payable in accordance with the Company’s regular payroll practices and subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive;
(ii)    any vested non-forfeitable amounts owing or accrued at the date of such termination under benefit plans, programs and arrangements set forth or referred to in Section 3(e) in which Executive participated during the Term (which will be paid under the terms and conditions of such plans, programs, and arrangements (and agreements and documents thereunder)); and

(iii)    reasonable business expenses and disbursements incurred by Executive prior to such termination will be reimbursed in accordance with Section 3(d).
(b)    Termination By Reason of Death. If Executive dies during the Term, the last beneficiary designated by Executive by written notice to the Company (or, in the absence of such designation, Executive’s estate) shall be entitled only to the Standard Termination Payments, including any benefits that may be payable under any life insurance benefit of Executive for which the Company pays premiums, in accordance with the terms of any such benefit and subject to the right of the Company (or its applicable affiliate) to at any time amend or terminate any such benefit.
(c)    Termination By Reason of Total Disability. The Company may terminate Executive’s employment in the event of Executive’s “Total Disability.” For purposes of this Agreement, “Total Disability” shall mean Executive’s (1) becoming eligible to receive benefits under any long-term disability insurance program of the Company or (2) failure to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 days during any consecutive 12-month period due to physical or mental incapacity or impairment. In the event that Executive’s employment is terminated by the Company by reason of Total Disability, Executive shall not be entitled to receive any compensation or benefits under this Agreement except for the Standard Termination Payments; provided, however, that the Executive may separately be entitled to disability payments pursuant to a disability plan sponsored or maintained by the Company or any of its affiliates providing benefits to Executive.
(d)    Termination by the Company for Cause. The Company may terminate the employment of Executive at any time for “Cause.” For purposes of this Agreement, “Cause” shall mean: (i) gross neglect by Executive of Executive’s duties hereunder; (ii) Executive’s indictment for or conviction of a felony, or any non-felony crime or offense involving the property of the Company or any of its subsidiaries or affiliates or evidencing moral turpitude; (iii) willful misconduct by Executive in connection with the performance of Executive’s duties hereunder; (iv) intentional breach by Executive of any material provision of this Agreement; (v) material violation by Executive of a material provision of the Company’s Code of Business Conduct; or (vi) any other willful or grossly negligent conduct of Executive that would make the continued employment of Executive by the Company materially prejudicial to the best interests of the Company. In the event Executive’s employment is terminated for “Cause,” Executive shall not be entitled to receive any compensation or benefits under this Agreement except for the Standard Termination Payments.
(e)    Termination by the Company without Cause or by Executive for Good Reason. The Company may terminate Executive’s employment at any time without Cause, for any reason or no reason, and Executive may terminate Executive’s employment for “Good Reason.” For purposes of this Agreement “Good Reason” shall mean that, without Executive’s prior written consent, any of the following shall have occurred: (A) a material adverse change to Executive’s positions, titles, offices, or duties following the Effective Date from those set forth in Section 2, (which, in each case, shall not include any material adverse change in connection with (i) the termination of Executive’s employment for Cause or due to Total Disability, death or expiration of the Term; or (ii) a change in Executive’s primary work location); (B) a material decrease in base salary or material decrease in Executive’s Incentive Compensation opportunity provided under this Agreement; or (C) any other material failure by the Company to perform any material obligation under, or material breach by the Company of any material provision of, this Agreement; provided, however, that a termination by Executive for Good Reason under any of clauses (A) through (C) of this Section 4(e) shall not be considered effective unless Executive shall have provided the Company with written notice of the specific reasons for such termination within thirty (30) days after Executive has knowledge of the event or circumstance constituting Good Reason and the Company shall have failed to cure the event or condition allegedly constituting Good Reason within thirty (30) days after such notice has been given to the Company and Executive actually terminates his employment within one (1) year following the initial occurrence of the event giving rise to Good Reason. In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (and not, for the avoidance of doubt, in the event of a termination pursuant to Section 4(a), (b), (c) or (d) or due to or upon the expiration of the Term), the Company shall pay or provide the following amounts to Executive:
(i)    the Standard Termination Payments;
(ii)    an amount equal to the sum of (A) Executive’s annual base salary then in effect and (B) an amount equal to the highest annual Incentive Compensation paid to Executive in respect of the two (2) most recent fiscal years of the Company but not more than Executive’s Target Bonus for the-then current fiscal year; provided that, if such termination occurs prior to payment of the Incentive Compensation for fiscal year 2020, such amount shall be Executive’s Target Bonus for the current fiscal year (such amount under this sub-clause (B), the “Severance Bonus Amount”), such amount under this clause (ii) payable in equal installments in accordance with the Company’s normal payroll practices over a period of 12 months after such termination, and otherwise in accordance with Section 4(g);
(iii)    no later than March 15 following the end of the year in which such termination occurs, in lieu of any Incentive Compensation for the year in which such termination occurs, payment of an amount equal to (A) the Incentive Compensation which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which such termination occurred, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs; and
(iv)    if Executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the full monthly premiums for such coverage on a monthly basis until the earlier of: (A) a period of twelve (12) months has elapsed; or (B) Executive is eligible for medical coverage under a plan provided by a new employer.
(f)    Expiration of Term of Agreement. In the event Executive’s employment is terminated by the Company at the end of the Term, the Company shall pay or provide the following amounts to Executive:
(i)    the Standard Termination Payments;
(ii)    an amount equal to the Executive’s annual base salary then in effect payable in equal installments in accordance with the Company’s normal payroll practices over a period of 12 months after such termination, and otherwise in accordance with Section 4(g);
(iii)    no later than March 15 following the end of the year in which such termination occurs, in lieu of any Incentive Compensation for the year in which such termination occurs, payment of an amount equal to (A) the Incentive Compensation which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which such termination occurred, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs; and
(iv)    if Executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the full monthly premiums for such coverage on a monthly basis until the earlier of: (A) a period of twelve (12) months has elapsed; or (B) Executive is eligible for medical coverage under a plan provided by a new employer.
(g)    Timing of Certain Payments under Section 4. For purposes of Section 409A, references herein to the Executive’s “termination of employment” shall refer to Executive’s separation of services with the Company within the meaning of Treas. Reg. Section 1.409A-1(h). If at the time of Executive’s separation of service with the Company other than as a result of Executive’s death, (i) Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code), (ii) one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, and (iii) the deferral of the commencement of any such payments or benefits otherwise payable hereunder as a result of such separation of service is necessary in order to prevent any accelerated or additional tax under Section 409A, such payments may be made as follows: (i) no payments for a six-month period following the date of Executive’s separation of service with the Company; (ii) an amount equal to the aggregate sum that would have been otherwise payable during the initial six-month period paid in a lump sum on the first payroll date following six (6) months following the date of Executive’s separation of service with the Company (subject to such deductions or amounts to be withheld as required by applicable law and regulations); and (iii) during the period beginning six (6) months following Executive’s separation of service with the Company through the remainder of the applicable period, payment of the remaining amount due in equal installments in accordance with the Company’s standard payroll practices (subject to such deductions or amounts to be withheld as required by applicable law and regulations).
(h)    Mitigation. In the event the Executive’s employment is terminated in accordance with Section 4(e) or (f) and Executive is employed by or otherwise engaged to provide services to another person or entity at any time prior to the end of any period of payments to or on behalf of Executive contemplated by this Section 4, Executive shall immediately advise the Company of such employment or engagement and his compensation therefor and the Company’s obligation to make payments pursuant to Section 4(e) or (f) shall be reduced by any base compensation payable to Executive during the applicable period through such other employment or engagement.
(i)    Set-Off. To the fullest extent permitted by law and provided an acceleration of income or the imposition of an additional tax under Section 409A would not result, any amounts otherwise due to Executive hereunder (including any payments pursuant to this Section 4) shall be subject to set-off with respect to any amounts Executive otherwise owes the Company or any subsidiary or affiliate thereof.
(j)    No Other Benefits or Compensation.  Except as may be specifically provided under this Agreement, under any other effective written agreement between Executive and the Company, or under the terms of any plan or policy applicable to Executive, Executive shall have no right to receive any other compensation from the Company or any subsidiary or affiliate thereof, or to participate in any other plan, arrangement or benefit provided by the Company or any subsidiary or affiliate thereof, with respect to any future period after such termination or resignation. Executive acknowledges and agrees that Executive is entitled to no compensation or benefits from the Company or any of its subsidiaries or affiliates of any kind or nature whatsoever in respect of periods prior to the date of this Agreement.

(k)    Release of Employment Claims; Compliance with Section 5. Executive agrees, as a condition to receipt of any termination payments provided for in this Section 4 (other than the Standard Termination Payments), that Executive will execute a general release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of Executive’s employment and the termination of such employment. The Company shall provide Executive with the proposed form of general release agreement referred to in the immediately preceding sentence no later than five (5) days following the date of termination. Executive shall thereupon have at least 21 days to consider such general release agreement and, if Executive executes such general release agreement, shall have seven (7) days after execution of such general release agreement to revoke such general release agreement. Absent such revocation, such general release agreement shall become binding on Executive. If Executive does not revoke such general release agreement, payments contingent on such general release agreement shall be paid on the later of the 60th day after the date of termination or the date such payments are otherwise scheduled to be paid pursuant to this Agreement (including pursuant to Section 4(g) hereof). The Company’s obligation to make any termination payments and benefits provided for in this Section 4 (other than the Standard Termination Payments) shall immediately cease if Executive willfully or materially breaches Section 5.1, 5.2 , 5.3, 5.4, or 5.8.
(l)    Section 280G. If the aggregate of all amounts and benefits due to the Executive under this Agreement or any other plan, program, agreement or arrangement of the Company or any of its affiliates, which, if received by the Executive in full, would constitute “parachute payments,” as such term is defined in and under Section 280G of the Code (collectively, “Change in Control Benefits”), reduced by all Federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount the Executive would receive, after all such applicable taxes, if the Executive received aggregate Change in Control Benefits equal to an amount which is $1.00 less than three (3) times the Executive's “base amount,” as defined in and determined under Section 280G of the Code, then such Change in Control Benefits shall be reduced or eliminated to the extent necessary so that the Change in Control Benefits received by the Executive will not constitute parachute payments. If a reduction in the Change in Control Benefits is necessary, reduction shall occur in the following order unless the Executive elects in writing a different order, subject to the Company's consent (which shall not be unreasonably withheld or delayed): (i) severance payment based on multiple of base salary and/or Target Bonus; (ii) other cash payments; (iii) any pro-rated bonus paid as severance; (iv) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (v) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (vi) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (vii) acceleration of vesting of all other stock options and equity awards; and (viii) within any category, reductions shall be from the last due payment to the first.
It is possible that after the determinations and selections made pursuant to the preceding paragraph that the Executive will receive Change in Control Benefits that are, in the aggregate, either more or less than the amounts contemplated by the preceding paragraph (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If there is an Excess Payment, the Executive shall promptly repay the Company an amount consistent with this paragraph. If there is an Underpayment, the Company shall pay the Executive an amount consistent with this paragraph.
5.    Noncompetition; Non-solicitation; Nondisclosure; etc.

5.1 Noncompetition; Non-solicitation.
(a)    Executive acknowledges the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders Executive special and unique within the Company’s industries. In consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including Sections 3 and 4), Executive agrees that during the Term (including any extensions thereof) and during the Covered Time (as defined in Section 5.1(e)), Executive, alone or with others, will not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business. For purposes of this Section 5, “Competing Business” shall mean any business or operations: (i) (A) involving the design, development, manufacture, production, sale, lease, license, provision, operation or management (as the case may be) of (1) instant lottery tickets or games or any related marketing, warehouse, distribution, category management or other services or programs; (2) lottery-related terminals or vending machines (whether clerk-operated, self-service or otherwise), (3) gaming machines, terminals or devices (including video or reel spinning slot machines, video poker machines, video lottery terminals and fixed odds betting terminals), (4) lottery, video gaming (including server-based gaming), sports betting or other wagering or gaming systems, regardless of whether such systems are land-based, internet-based or mobile (including control and monitoring systems, local or wide-area progressive systems and redemption systems); (5) lottery-, real money gaming- or social gaming-related proprietary or licensed content (including themes, entertainment and brands), platforms, websites and loyalty and customer relationship management programs regardless of whether any of the foregoing are land-based, internet-based or mobile-based; (6) social casino games or websites or mobile phone or tablet applications (or similar known, or hereafter existing, technologies) featuring social casino games or any related marketing, distribution, or other services or programs; (7) interactive casino gaming products or services, including interactive casino-game themed games and platforms for websites or mobile phone or tablet applications (or similar known, or hereafter existing, technologies); (8) gaming utility products (including shufflers, card-reading shoes, deck checkers and roulette chip sorters), table games (including live, simulated, online, social gaming, interactive and electronic) and related products and services; (9) slot accounting, casino management, casino marketing, player tracking, lottery, video lottery, bingo or similar gaming- or casino-related systems and related peripheral hardware, software and services; (10) prepaid cellular or other phone cards; or (11) ancillary products (including equipment, hardware, software, marketing materials, chairs and signage) or services (including field service, maintenance and support) related to any of the foregoing under sub-clauses (1) through (10) above; or (B) in which the Company is then or was within the previous 12 months engaged, or in which the Company, to Executive’s knowledge, contemplates to engage in during the Term or the Covered Time; (ii) in which Executive was engaged or involved (whether in an executive or supervisory capacity or otherwise) on behalf of the Company or with respect to which Executive has obtained proprietary or confidential information; and (iii) which were conducted anywhere in the United States or in any other geographic area in which such business was conducted or contemplated to be conducted by the Company. Notwithstanding anything to the contrary in the foregoing, the holding of up to one percent (1%) of the outstanding equity in a publicly traded entity for passive investment purposes shall not, in and of itself, be construed as engaging in a Competing Business.
(b)    In further consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including Sections 3 and 4), Executive agrees that, during the Term (including any extensions thereof) and during the Covered Time, Executive shall not, directly or indirectly: (i) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to terminate his, her, or its relationship with the Company; (ii) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to become employees, agents, consultants or representatives of any other person or entity; or (iii) solicit or attempt to induce any customer, vendor or distributor of the

Company to curtail or cancel any business with the Company; or (iv) hire any person who, to Executive’s actual knowledge, is, or was within 180 days prior to such hiring, an employee of the Company. Sections (i) and (ii) are limited to employees, agents, consultants and representatives with whom Executive had material contact for the purpose of performing Executive’s job duties or about whom Executive obtained confidential information during Executive’s employment. Section (iii) is limited to customers, vendors and distributors with whom Executive had material contact for the purpose of performing his job duties, or about whom Executive obtained confidential information during his employment.
(c)    During the Term (including any extensions thereof) and during the Covered Time, Executive agrees that upon the earlier of Executive’s (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) responding to (other than for the purpose of declining) an offer of employment from a Competitor, or (iii) becoming employed by a Competitor, (A) Executive will provide copies of Section 5 of this Agreement to the Competitor, and (B) in the case of any circumstance described in (iii) above occurring during the Covered Time, and in the case of any circumstance described in (i) or (ii) above occurring during the Term or during the Covered Time, Executive will promptly provide notice to the Company of such circumstances. Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement. For purposes of this Agreement, “Competitor” shall mean any person or entity (other than the Company, its subsidiaries or affiliates) that engages, directly or indirectly, in the United States or any other geographic area in any Competing Business.
(d)    Executive understands that the restrictions in this Section 5.1 may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and acknowledges that the consideration provided under this Agreement (including Sections 3 and 4) is sufficient to justify such restrictions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that Executive will not assert in any forum that such restrictions prevent Executive from earning a living or otherwise should be held void or unenforceable.
(e)    For purposes of this Section 5.1, “Covered Time” shall mean the period beginning on the date of termination of Executive’s employment and ending twelve (12) months thereafter.
(f)    In the event that a court of competent jurisdiction or arbitrator(s), as the case may be, determine that the provisions of this Section 5.1 are unenforceable for any reason, the parties acknowledge and agree that the court or arbitrator(s) is expressly empowered to reform any provision of this Section so as to make them enforceable as described in Section 10 below.
5.2    Proprietary Information; Inventions.
(a)Executive acknowledges that, during the course of Executive’s employment with the Company, Executive necessarily will have (and during any employment by, or affiliation with, the Company prior to the Term has had) access to and make use of proprietary information and confidential records of the Company. Executive covenants that Executive shall not during the Term or at any time thereafter, directly or indirectly, use for Executive’s own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any person or entity, any such proprietary information, unless and to the extent such disclosure has been authorized in writing by the Company or is otherwise required by law. The term “proprietary information” means: (i) the software products, programs, applications, and processes utilized by the Company; (ii) the name and/or address of any customer or vendor of the Company or any information concerning the transactions or relations of any customer or vendor of the Company with the Company; (iii) any information concerning any product, technology, or procedure employed by the Company but not generally known to its customers or vendors or competitors, or under development by or being tested by the Company but not at the time offered generally to customers or vendors; (iv) any information relating to the Company’s computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans; (v) any information identified as confidential or proprietary in any line of business engaged in by the Company; (vi) any information that, to Executive’s actual knowledge, the Company ordinarily maintains as confidential or proprietary; (vii) any business plans, budgets, advertising or marketing plans; (viii) any information contained in any of the Company’s written or oral policies and procedures or manuals; (ix) any information belonging to customers, vendors or any other person or entity which the Company, to Executive’s actual knowledge, has agreed to hold in confidence; and (x) all written, graphic, electronic data and other material containing any of the foregoing. Executive acknowledges that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally known or available to the public, information that becomes available to Executive on an unrestricted, non-confidential basis from a source other than the Company or any of its directors, officers, employees, agents or other representatives (without breach of any obligation of confidentiality of which Executive has knowledge, after reasonable inquiry, at the time of the relevant disclosure by Executive), or general lottery, land-based gaming, interactive gaming or social gaming industry information to the extent not particularly related or proprietary to the Company that was already known to Executive at the time Executive commences his employment by the Company that is not subject to nondisclosure by virtue of Executive’s prior employment or otherwise. Notwithstanding the foregoing and Section 5.3, Executive may disclose or use proprietary information or confidential records solely to the extent (A) such disclosure or use may be required or appropriate in the performance of his duties as a director or employee of the Company, (B) required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information (provided that in such case Executive shall first give the Company prompt written notice of any such legal requirement, disclose no more information than is so required and cooperate fully with all efforts by the Company to obtain a protective order or similar confidentiality treatment for such information), (C) such information or records becomes generally known to the public without his violation of this Agreement, or (D) disclosed to Executive’s spouse, attorney and/or his personal tax and financial advisors to the extent reasonably necessary to advance Executive’s tax, financial and other personal planning (each an “Exempt Person”); provided, however, that any disclosure or use of any proprietary information or confidential records by an Exempt Person shall be deemed to be a breach of this Section 5.2 or Section 5.3 by Executive.
(b)    Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by Executive during the Term (and during any employment by, or affiliation with, the Company prior to the Term) shall belong to the Company, provided that such Inventions grew out of Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. Executive shall further: (i) promptly disclose such Inventions to the Company; (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of Executive’s inventorship. If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by Executive within two (2) years after the termination of Executive’s employment with the Company, it is to be presumed that the Invention was conceived or made during the Term. Executive agrees that Executive will not assert any rights to any Invention as having been made or acquired by Executive prior to the date of this Agreement, except for Inventions, if any, disclosed in Exhibit A to this Agreement.
5.3    Confidentiality and Surrender of Records.  Executive shall not, during the Term or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except to the extent required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any person or entity other than in the course of such person’s or entity’s employment or retention by the Company, nor shall Executive retain, and will deliver promptly to the Company, any of the same following termination of Executive’s employment hereunder for any reason or upon request by the Company. For purposes hereof, “confidential records” means those portions of correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind in Executive’s possession or under Executive’s control or accessible to Executive which contain any proprietary information. All confidential records shall be and remain the sole property of the Company during the Term and thereafter.
Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i). Executive understands that activities protected by Sections 5.2 and 5.3 may include disclosure of trade secret or confidential information within the limitations permitted by the Defend Trade Secrets Act (“DTSA”). And, in this regard, Executive acknowledges notification that under the DTSA no individual will be held criminally or civilly liable under Federal or State trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. And, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

5.4    Non-disparagement. Executive shall not, during the Term and thereafter, disparage in any material respect the Company, any affiliate of the Company, any of their respective businesses, any of their respective officers, directors or employees, or the reputation of any of the foregoing persons or entities. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements that are required by applicable law, regulation or legal process.
5.5    No Other Obligations. Executive represents that Executive is not precluded or limited in Executive’s ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant. Executive covenants that Executive shall not employ the trade secrets or proprietary information of any other person in connection with Executive’s employment by the Company without such person’s authorization.
5.6    Forfeiture of Outstanding Equity Awards; “Clawback” Policies. The other provisions of this Agreement notwithstanding, if Executive willfully and materially fails to comply with Section 5.1, 5.2, 5.3, 5.4, or 5.8, all options to purchase common stock, restricted stock units and other equity-

based awards granted by the Company or any of its affiliates (whether prior to, contemporaneous with, or subsequent to the date hereof) and held by Executive or a transferee of Executive shall be immediately forfeited and cancelled. Executive acknowledges and agrees that, notwithstanding anything contained in this Agreement or any other agreement, plan or program, any incentive-based compensation or benefits contemplated under this Agreement (including Incentive Compensation and equity-based awards) shall be subject to recovery by the Company under any compensation recovery or “clawback” policy, generally applicable to executives of the Company, that the Company may adopt from time to time, including any policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company’s common stock may be listed.
5.7    Enforcement. Executive acknowledges and agrees that, by virtue of Executive’s position, services and access to and use of confidential records and proprietary information, any violation by Executive of any of the undertakings contained in this Section 5 would cause the Company immediate, substantial and irreparable injury for which it has no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 5. Executive waives posting of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 5 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.
5.8    Cooperation with Regard to Litigation. Executive agrees to cooperate reasonably with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by being available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative. In addition, except to the extent that Executive has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the Company, Executive agrees to cooperate reasonably with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), to assist the Company in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, in each case, as reasonably requested by the Company. The Company agrees to pay (or reimburse, if already paid by Executive) all reasonable travel and communication expenses actually incurred in connection with Executive’s cooperation and assistance.
5.9    Survival. The provisions of this Section 5 shall survive the termination of the Term and any termination or expiration of this Agreement.
5.10    Company. For purposes of this Section 5, references to the “Company” shall include the Company and each subsidiary and/or affiliate of the Company (and each of their respective joint ventures and equity method investees).
6.    Code of Conduct. Executive acknowledges that Executive has read the Company’s Code of Business Conduct and agrees to abide by such Code of Business Conduct, as amended or supplemented from time to time, and other policies applicable to employees and executives of the Company.
7.    Indemnification.  The Company shall indemnify Executive to the full extent permitted under the Company’s Certificate of Incorporation or By-Laws and pursuant to any other agreements or policies in effect from time to time in connection with any action, suit or proceeding to which Executive may be made a party by reason of Executive being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.
8.    Assignability; Binding Effect.  Neither this Agreement nor the rights or obligations hereunder of the parties shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution and as specified below. The Company may assign this Agreement and the Company’s rights and obligations hereunder to any affiliate of the Company, provided that upon any such assignment the Company shall remain liable for the obligations to Executive hereunder. This Agreement shall be binding upon and inure to the benefit of Executive, Executive’s heirs, executors, administrators, and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.
9.    Complete Understanding; Amendment; Waiver. This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including superseding any entitlements to benefits or payments pursuant to any severance plan, policy, practice or arrangement maintained by the Company or any affiliate thereof as of the Effective Date, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. Except as contemplated by Sections 3(f), 5.1(f) and 10, this Agreement shall not be modified, amended or terminated except by a written instrument signed by each of the parties. Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver. Waiver by either party of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay by either party in the exercise of any rights or remedies shall operate as a waiver thereof, and no single or partial exercise by either party of any such right or remedy shall preclude other or further exercise thereof.
10.    Severability. If any provision of this Agreement or the application of any such provision to any person or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.
11.    Survivability. The provisions of this Agreement which by their terms call for performance subsequent to termination of Executive’s employment hereunder, or of this Agreement, shall so survive such termination, whether or not such provisions expressly state that they shall so survive.

12.    Governing Law; Arbitration.
(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions.
(b)    Arbitration.
(i)    Executive and the Company agree that, except for claims for workers’ compensation, unemployment compensation, and any other claim that is non-arbitrable under applicable law, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them, including disputes arising under or in connection with this Agreement, Executive’s employment, and/or termination of employment, with the Company; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction for injunctive relief in connection with any alleged actual or threatened violation of any provision of Section 5. For purposes of entering judgment on an arbitrators award or seeking injunctive relief with regard to Section 5, the Company and Executive hereby consent to the exclusive personal jurisdiction in the state and federal courts located in Las Vegas, Nevada; provided that damages for any alleged violation of Section 5, as well as any claim, counterclaim or cross-claim brought by Executive or any third-party in response to, or in connection with any court action commenced by the Company seeking said injunctive relief shall remain exclusively subject to final and binding arbitration as provided for herein. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction, venue and any defense of inconvenient forum. Thus, except for the claims carved out above, this Agreement includes all common-law and statutory claims (whether arising under federal state or local law), including any claim for breach of contract, fraud, fraud in the inducement, unpaid wages, wrongful termination, and gender, age, national origin, sexual orientation, marital status, disability, or any other  protected status.
(ii)    Any arbitration under this Agreement shall be filed exclusively with, and administered by, the American Arbitration Association in Las Vegas, Nevada before three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrators.  Each party shall pay that party’s own costs and attorney fees, if any, unless the arbitrators rule otherwise. Executive understands that Executive is giving up no substantive rights, and this Agreement simply governs forum. The arbitrators shall apply the same standards a court would apply to award any damages, attorney fees or costs. Executive shall not be required to pay any fee or cost that Executive would not otherwise be required to pay in a court action, unless so ordered by the arbitrators.
EXECUTIVE INITIALS:__JS___         COMPANY INITIALS:__SW___
(c)    WAIVER OF JURY TRIAL. BY SIGNING THIS AGREEMENT, EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO A COURT TRIAL AND TRIAL BY JURY IS OF VALUE, AND KNOWINGLY AND VOLUNTARILY WAIVE THAT

RIGHT FOR ANY DISPUTE SUBJECT TO THE TERMS OF THIS ARBITRATION PROVISION.
13.     Titles and Captions.  All paragraph titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.
14.    Joint Drafting. In recognition of the fact that the parties had an equal opportunity to negotiate the language of, and draft, this Agreement, the parties acknowledge and agree that there is no single drafter of this Agreement and, therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable.  If any language in this Agreement is found or claimed to be ambiguous, each party shall have the same opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language without any inference or presumption being drawn against any party hereto.
15.    Notices. All notices and other communications to be given or to otherwise be made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail or by a recognized national courier service, postage or charges prepaid, (a) to Scientific Games Corporation, Attn: Legal Department, 6601 Bermuda Rd., Las Vegas, NV 89119, (b) to Executive, at the last address shown in the Company’s records, or (c) to such other replacement address as may be designated in writing by the addressee to the addressor.
16.    Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless the context otherwise indicates. When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated or the context requires otherwise. Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto”, “hereunder” and derivative or similar words in this Agreement refer to this entire Agreement. Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders. References in this Agreement to “dollars” or “$” are to U.S. dollars. When a reference is made in this Agreement to a law, statute or legislation, such reference shall be to such law, statute or legislation as it may be amended, modified, extended or re-enacted from time to time (including any successor law, statute or legislation) and shall include any regulations promulgated thereunder from time to time. The headings used herein are for reference only and shall not affect the construction of this Agreement.
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IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date above written.

SCIENTIFIC GAMES CORPORATION

By: _/s/ Shawn Williams____________

EXECUTIVE

_/s/ James Sottile___________________ James Sottile

Exhibit A
Inventions